EXHIBIT 23.3
CONSENT OF HOULIHAN LOKEY HOWARD & ZUKIN FINANCIAL ADVISORS, INC.
We consent to the incorporation by reference in Registration Statement Nos. 33-44150, 33-45915, 333-40883 and 333-72541 on Form S-8 of SPARTA, Inc., and any amendments thereto and any later filed Registration Statements to which this Annual Report on Form 10-K of SPARTA, Inc. for the year ended January 1, 2006 is incorporated by reference, to the references to our firm as the appraisal firm retained by the Board of Directors of SPARTA, Inc. which are included in this report.
/s/ HOULIHAN LOKEY HOWARD & ZUKIN FINANCIAL ADVISORS, INC.
Houlihan Lokey Howard & Zukin Financial Adivsors, Inc.
Los Angeles, California
April 1, 2006